Wimax EU, Ltd
                      Minutes of Board of Directors Meeting
                                January 10, 2005



At 10:00 am, on January 10, 2005, the Board of Directors met to discuss new business and capitalization strategies. The meeting was attended by Christopher Miles and Margot Miles via the internet. The Directors discussed the need for capitalization as well as the possibility of the company repurchasing some of Christopher Miles' stock at some point in the future in order reduce the total number of shares outstanding and to make the company more attractive to prospective executives who might be interested in joining the company in the future. In this meeting it was:

RESOLVED that in return for an agreement from Christopher to grant the company a two year option to repurchase up to 8 million of his shares of stock at a rate of $.025 per share, the company will grant Christopher a two year option to purchase up to 4 million shares of the company's stock for $.50 per share. It is

FURTHER RESOLVED that the company agree to file a registration document on the 4 million shares as represented by the option granted and it will also include Miles remaining share in this registration as well. The option period will begin at such time as the registration is declared effective by the Securities and Exchange Commission.

There being no further business to conduct the meeting was adjourned.

Signed this 10th day of January, 2005


/s/ Christopher Miles
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Christopher Miles, President/Secretary


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